Exhibit (c)(viii)

Neon Discussion MaterialsDecember 2023

Agenda Barclays is pleased to present our perspectives on the following: • Situation Review • Overview of Neon’s Financial Projections • Initial Perspectives on Valuation • Outline of Recommended Next Steps • Overview of Potential Partners for Neon Gary Posternack Gary Katz Alejandro Palacio Jingwen Du Managing Director Managing Director Managing Director Director Co-Head of Global M&A Global Head of Payments Technology M&A Technology M&A (212)-526-4663 (929)-694-1205 (646)-812-2258 (646)-374-0716 gary.posternack@barclays.com gary.katz@barclays.com alejandro.palacio@barclays.com jingwen.du@barclays.com 1

Situation Review

Summary of Aqua's Proposals

All currencies stated in USD ($) throughout materials

Two offers received: $24.00 per share (11/22/23) & $28.80 per share (12/4/23)

Summary

- **General:** On November 22, 2023, Aqua and Cobalt submitted an offer of $24.00 per share for Neon, which was rejected. Subsequently, on December 4, 2023, Aqua and Cobalt followed up with an offer of $28.80 per share, representing a 20% increase to its initial bid
- **Consideration:** Cash, besides any agreed upon roll-over equity
- **Existing Shareholder Roll-Over:** Philip Fayer to roll 100% of his existing equity interest; Novacap and CDPQ to be invited to participate in rollover
- **Proposed Transaction Timing:** Six weeks to execute confirmatory due diligence and negotiate definitive transaction documentation
- **Certainty:** Aqua ensures certainty of funds through existing equity and debt financing relationships
- **Exclusivity Requested:** Six weeks following the signing of the offer letter

Analysis at Various Prices (Management Forecasts)

Section	*($ in millions, except per share)*			Current	Aqua Offer #1	Aqua Offer #2
Summary Value	**Purchase Price per Share**			**$24.25**	**$24.00**	**$28.80**
	Premium to Current			-	*(1%)*	*19%*
	Premium to Price on that Day				*23%*	*28%*
	Movement vs. Prior					*20%*
	Fully Diluted Shares O/S			147.29	147.28	147.38
	Total Diluted Equity Value			**$3,572**	**$3,535**	**$4,245**
	Plus: Total Debt [1]			$1,257	$1,257	$1,257
	Plus: Noncontrolling Interests			16	16	16
	Less: Cash and Marketable Securities			(121)	(121)	(121)
	Total Enterprise Value			**$4,724**	**$4,687**	**$5,396**
Premiums	**Premiums Analysis:**					
	Current Share Price	$24.25		-	(1%)	19%
	30-Day Average	21.28		14%	13%	35%
	90-Day Average	17.59		38%	36%	64%
	52-Week High (04/13)	43.77		(45%)	(45%)	(34%)
	52-Week Low (10/27)	13.35		82%	80%	116%
Multiples	**Multiples Analysis:**		Growth [2]			
	CY 2023E Revenue	$1,180	11%	4.0x	4.0x	4.6x
	CY 2024E Revenue	1,384	11%	3.4x	3.4x	3.9x
			Margin			
	CY 2023E Adj. EBITDA	$429	36%	11.0x	10.9x	12.6x
	CY 2024E Adj. EBITDA	474	34%	10.0x	9.9x	11.4x

Sources: Company filings, Management projections, FactSet. Market data as of 12/14/2023. (1) As of Q3 2023 ending 9/30/2023; Total Debt consists of $743mm of Existing Reducing RCF, $500mm of Existing Term Loan, and $14mm of Lease Liabilities. (2) Reflects pro forma revenue growth.

2

BARCLAYS

Neon Trading Performance Since IPO Share Price Market ($ in millions, except per share data) Correction & (2) Market Statistics Operating Metrics & Multiples Covid Short-Seller Report Stock Price (12/14/23) $24.25 2023E Revenue $1,180 4.0x 52-Week High $43.77 2024E Revenue 1,384 3.4x 52-Week Low $13.35 Basic Shares 139.1 2023E EBITDA $429 11.0x Plus Dilutive Shares 8.2 2024E EBITDA 474 10.0x Diluted Shares 147.3 Equity Value $3,572 Net Leverage 2.7x Less Cash (121) Plus Debt(1) 1,273 Enterprise Value $4,724 52W High: $43.77 IPO: $26.00 $24.25 52W Low: $13.35 Earnings Releases Acquisitions 30 1 2 3 52 Week 52 Week Dav Avg. Year Avg. Year Avg. Year Avg. High Low Share Price $21.35 $28.04 $36.58 $51.85 $43.77 $13.35 % Prem. / (Disc.) to Current ($24.25) (12%) 16% 51% 114% 80% (45%) Source: FactSet, Company Filings. Market data as of 12/14/2023. (1) “Debt” includes NCI of $16mm. (2) Based on Management projections. 3

Historical Performance vs Comparables 400% 79% 18% 6% (23%) (61%) (32%) 300% (5%) 4% (29%) (24%) 200% 141% 100% 71% 76% 0% Sep-20 Mar-21 Oct-21 Apr-22 Nov-22 May-23 Dec-23 65.0.x 33.3x 17.5x 35.6x 16.1x 14.0x 11.4x 50.0.x 9.8x 10.4x 21.2x 13.1x 35.0.x 30.9x 20.0.x 16.3x 10.9x 8.8x 5.0.x Sep-20 Mar-21 Oct-21 Apr-22 Nov-22 May-23 Dec-23 Neon Peers SP 500 Source: FactSet, Wall Street research. Market data as of 12/14/2023. Note: Peer group includes: Adyen, dLocal, FIS, Fiserv, Fleetcor, Global Payments, i3 Verticals, Paysafe, Repay, Shift4. Shift4 market data on 12/14/2023 assumed to be equal to 12/13/2023, the last unaffected day before GPN acquisition rumors, for purposes of unaffected price analysis. (1) Neon EV / NTM EBITDA multiples based on Consensus estimates. EV / NTM EBITDA multiples greater than 75.0x or less than 0.0x are considered “NM”. (2) From 9/17/2020 to 12/14/2023. 4

Summary of Offers & Implied Multiples at Various Prices Aqua Aqua ($ in millions, except per share) Current Offer #1 Offer #2 Transaction Stock Prices of: Purchase Price per Share Wall Street $24.25 $24.00 $28.80 $30.00 $32.00 $34.00 $36.00 $38.00 $40.00 Price Target: Premium to Current Low - (1%) 19% 24% 32% 40% 48% 57% 65% Mean ($19) ($27) ($40) High 147.29 147.28 147.38 147.41 147.44 147.47 147.50 147.62 147.78 Fully Diluted Shares O/S $3,572 $3,535 $4,245 $4,422 $4,718 $5,014 $5,310 $5,610 $5,911 Total Diluted Equity Value Plus: Total Debt(1) $1,257 $1,257 $1,257 $1,257 $1,257 $1,257 $1,257 $1,257 $1,257 16 16 16 16 16 16 16 16 16 Plus: Noncontrolling Interests Less: Cash and Marketable Securities (121) (121) (121) (121) (121) (121) (121) (121) (121) $4,724 $4,687 $5,396 $5,574 $5,870 $6,166 $6,462 $6,761 $7,063 Total Enterprise Value Premiums Analysis: Current Share Price $24.25 - (1%) 19% 24% 32% 40% 48% 57% 65% 30-Day Average 21.28 14% 13% 35% 41% 50% 60% 69% 79% 88% 90-Day Average 17.59 38% 36% 64% 71% 82% 93% 105% 116% 127% 52-Week High (04/13) 43.77 (45%) (45%) (34%) (31%) (27%) (22%) (18%) (13%) (9%) 52-Week Low (10/27) 13.35 82% 80% 116% 125% 140% 155% 170% 185% 200% Growth(2) Multiples Analysis: CY 2023E Revenue $1,180 11% 4.0x 4.0x 4.6x 4.7x 5.0x 5.2x 5.5x 5.7x 6.0x CY 2024E Revenue 1,384 11% 3.4x 3.4x 3.9x 4.0x 4.2x 4.5x 4.7x 4.9x 5.1x Margin CY 2023E Adj. EBITDA $429 36% 11.0x 10.9x 12.6x 13.0x 13.7x 14.4x 15.1x 15.8x 16.5x CY 2024E Adj. EBITDA 474 34% 10.0x 9.9x 11.4x 11.8x 12.4x 13.0x 13.6x 14.3x 14.9x Sources: Company filings, Management projections. Market data as of 12/14/2023. (1) As of Q3 2023 ending 9/30/23; Total Debt consists of $743mm of Existing Reducing RCF, $500mm of Existing Term Loan, and $14mm of Lease Liabilities. (2) Reflects pro forma growth. 5

Overview of Neon’s FinancialProjections

Overview of Neon’s Management Plan by Revenue Segment Global Commerce $604 $689 $783 $943 $1,137 $1,358 $1,603 18% % Growth  14% 14% 21% 21% 20% 18% B2B, Government & ISV $195 $245 $292 $350 $420 $485 $557 18% % Growth  26% 19% 20% 20% 16% 15% SMB $318 $310 $308 $299 $286 $273 $261 (3%) % Growth  (2%) (0%) (3%) (5%) (5%) (5%) Pro Forma Revenue(1)(2) $1,117 $1,244 $1,384 $1,593 $1,843 $2,117 $2,420 14% % Growth  11% 11% 15% 16% 15% 14% Global Commerce $604 $689 $783 $943 $1,137 $1,358 $1,603 18% % Growth  14% 14% 21% 21% 20% 18% B2B, Government & ISV $4 $187 $292 $350 $420 $485 $557 24% % Growth  4698% 56% 20% 20% 16% 15% SMB $235 $303 $308 $299 $286 $273 $261 (3%) % Growth  29% 2% (3%) (5%) (5%) (5%) Reported Revenue(2) $843 $1,180 $1,384 $1,593 $1,843 $2,117 $2,420 15% % Growth 16% 40% 17% 15% 16% 15% 14% Source: Company materials, Management projections. (1) Includes contributions from Till (acq. November 2023) and Apex (acquisition to be announced), assumes PF full year contribution from acquisitions as if acquisitions closed as of 1/1/2022. (2) Revenue provision includes a ($50m) provision in CY24E that has been allocated across individual revenue segments.  6

Overview of Neon's Management Plan

Historical Financials and Management Projections

($USD mm)	CY21A	CY22A	CY23B	CY24E	CY25E	CY26E	CY27E	CY28E	CAGR '23-'28
Pro Forma Revenue[1]		**$1,117**	**$1,244**	**$1,384**	**$1,593**	**$1,843**	**$2,117**	**$2,420**	*14%*
% Growth			*11%*	*11%*	*15%*	*16%*	*15%*	*14%*	
Reported Revenue[1]	**$725**	**$843**	**$1,180**	**$1,384**	**$1,593**	**$1,843**	**$2,117**	**$2,420**	*15%*
% Growth	*93%*	*16%*	*40%*	*17%*	*15%*	*16%*	*15%*	*14%*	
Total Cost of Sales		(171)	(222)	(275)	(336)	(399)	(472)	(558)	
% Reported Revenue		*20%*	*19%*	*20%*	*21%*	*22%*	*22%*	*23%*	
Gross Profit	**$574**	**$672**	**$957**	**$1,108**	**$1,256**	**$1,444**	**$1,645**	**$1,862**	*14%*
% Margin (Reported Revenue)	*79%*	*80%*	*81%*	*80%*	*79%*	*78%*	*78%*	*77%*	
Operating Expenses[3]		(300)	(491)	(563)	(619)	(686)	(752)	(813)	
% Reported Revenue		*36%*	*42%*	*41%*	*39%*	*37%*	*36%*	*34%*	
Other		(50)	(89)	(106)	(108)	(116)	(125)	(133)	
% Reported Revenue		*6%*	*8%*	*8%*	*7%*	*6%*	*6%*	*6%*	
Adj. EBITDA Addback[4]		30	52	35	41	47	54	62	
% Reported Revenue		*4%*	*4%*	*3%*	*3%*	*3%*	*3%*	*3%*	
Adj. EBITDA (pre-SBC)[5]	**$317**	**$351**	**$429**	**$474**	**$570**	**$689**	**$822**	**$977**	*18%*
% Margin (Reported Revenue)	*44%*	*42%*	*36%*	*34%*	*36%*	*37%*	*39%*	*40%*	
% Growth		*11%*	*22%*	*11%*	*20%*	*21%*	*19%*	*19%*	
CapEx	27	48	56	83	96	111	127	145	
% Reported Revenue	*4%*	*6%*	*5%*	*6%*	*6%*	*6%*	*6%*	*6%*	
Adj. EBITDA - Capex	**$290**	**$303**	**$373**	**$391**	**$475**	**$578**	**$695**	**$832**	*17%*
% Conversion	*91%*	*86%*	*87%*	*82%*	*83%*	*84%*	*85%*	*85%*	
Memo:									
Change in NWC Impact on FCF	$22	($11)	($2)	($21)	($29)	($35)	($40)	($42)	
D&A	$91	$101	$137	$150	$172	$200	$235	$253	
% Reported Revenue	*13%*	*12%*	*12%*	*11%*	*11%*	*11%*	*11%*	*10%*	
SBC	$53	$139	$137	$117	$95	$97	$106	$116	
% Reported Revenue	*7%*	*16%*	*12%*	*8%*	*6%*	*5%*	*5%*	*5%*	

Organic Revenue Growth[2]

Target:
15-20% Growth in Medium Term



14%
15%
'23B - '28E CAGR
'24E - '28E CAGR

Adj. EBITDA Margin[5]

Target:
50%+ Adj. EBITDA Margin in Long-Term



36%
34%
40%
'23B
'24E
'28E

Capex % of Revenue[6]

Target:
4-6% Capex as % of Rev. in Medium Term



5%
6%
6%
'23B
'24E
'28E

Source: Company materials, Management projections. Management Medium and Long-Term targets as of Q3 2023 filing. (1) Includes a ($50m) provision in CY24E that has been allocated across individual revenue segments. (2) Based on Pro Forma Revenue. (3) OpEx includes employee compensation, professional fees, transaction losses (recoveries), commissions and contingent consideration adjustments. This excludes D&A and SBC. (4) Based on acquisition, integration and severance costs, FX impact, and legal settlements. (5) Excludes SBC and D&A. (6) Based on Reported Revenue.

7

BARCLAYS

Neon: Management Plan vs Consensus Estimates ($ millions) Reported Revenue $1,180 $1,384 $1,593 $1,188 $1,385 $1,603 ($8) ($2) ($10) % Organic Growth 11% 11% 15% 11% 11% 15% 0% 0% 0% / % Delta Adj. EBITDA $429 $474 $570 $433 $518 $616 ($4) ($43) ($46) % Margin / % Delta 36% 34% 36% 36% 37% 38% (0%) (3%) (3%) Total CapEx ($56) ($83) ($96) ($60) ($70) ($77) $4 ($13) ($19) % Revenue / % Delta 5% 6% 6% 5% 5% 5% (0%) 1% 1% Adj. EBITDA—CapEx $373 $391 $475 $373 $441 $540 $0 ($49) ($65) % Conversion / % Delta 87% 82% 83% 86% 85% 88% 1% (3%) (4%) % Margin / % Delta 32% 28% 30% 31% 32% 34% 0% (4%) (4%) Source: Company materials, Management projections, FactSet, Wall Street research. Market data as of 12/14/2023. 8

Initial Perspectives on Valuation

Neon Preliminary Valuation Summary 12/14 SP: $24.25 Aqua Bid #2: $28.80 Comparable Companies Aqua Bid #1: $24.00 Selected Trading Comps: ï,— 10.5x – 12.5x CY23E Adj. EBITDA of $429mm CY2023E EBITDA $22.75 $28.72 9.5x – 11 EBITDA ï,— .5x CY24E Adj. of $474mm CY2024E EBITDA $22.90 $29.37 Precedent Transactions Precedent Transactions: ï,— 16.0x – 18.0x CY23E Adj. EBITDA of $429mm CY2023E EBITDA $38.95 $44.80ï,— 14.0x – 16.0x CY24E Adj. EBITDA of $474mm CY2024E EBITDA $37.46 $43.93 Discounted Cash Flow (5-Year): Discounted Cash Flow $35.00 $44.52 ï,— Exit LTM EBITDA multiple of 10.5x – 12.5xï,— Discount rate of 13.5% – 15.0% LBO $26.42 $36.96 LBO: Premiums Paid (Current) $30.32 $36.38 ï,— Exit LTM EBITDA multiple of 10.5x – 12.5x Premiums Paid (52W High) $35.02 $48.15ï,— Net Leverage of 5.0x – 5.5x ï,— 20 – 25% Target IRR Analyst Price Target $19.00 Median: $26.00 $40.00 52 Week Range $13.35 Avg: $28.05 $43.77 Premiums Paid: Share Price $0 $20 $40 $60ï,— 25 – 50% premium to current share price of Prem. (Disc.) to Current (100%) (18%) 65% 147% $24.25 Enterprise Value $1,152 $4,081 $7,013 $9,945 ï,— (20) – 10% premium to 52W High of $43.77 EV / CY23 EBITDA 2.7x 9.5x 16.4x 23.2x EV / CY24 EBITDA 2.4x 8.6x 14.8x 21.0x Source: Company information, Management projections, Wall Street research, FactSet. Market data as of 12/14/23. 9

Benchmarking Operating and Valuation Metrics

Company	CY24E Revenue Growth	CY23E	CY24E EBITDA Margin	CY23E	EV / CY24E EBITDA	3Yr NTM Avg.[2]	EV / CY23E EBITDA	3Yr LTM Avg.[2]
Neon (Mgmt.)	11%[1]	11%	34%	36%	10.0x	NA	11.0x	NA
Neon (Wall Street)	11%[1]	11%	37%	36%	9.1x	20.3x	10.9x	26.6x
d·local	38%	53%	32%	32%	15.0x	29.7x	20.6x	35.5x
SHIFT4[3]	24%	26%	48%	46%	11.5x	17.5x	15.0x	25.6x
adyen	24%	25%	44%	43%	34.1x	39.2x	43.3x	48.1x
REPAY	10%[4]	8%	43%	42%	8.6x	13.3x	9.7x	16.4x
FLEETCOR	9%	11%	53%	53%	11.8x	12.7x	12.9x	14.6x
3 VERTICALS	9%	14%	29%	27%	10.2x	12.4x	11.6x	15.3x
fiserv.	8%	8%	45%	45%	11.6x	12.6x	12.5x	14.0x
globalpayments	7%	7%	51%	50%	10.3x	12.6x	11.2x	14.1x
Paysafe:	7%	7%	30%	29%	6.0x	10.2x	6.6x	11.4x
FIS[5]	3%	1%	41%	40%	10.2x	11.9x	10.8x	13.0x
Median	9%	10%	44%	43%	10.9x	12.7x	12.0x	14.9x

Source: FactSet, Company materials, Management projections. Market data as of 12/14/2023, except Shift4. Shift4 market data as of 12/13/2023, the last unaffected day before GPN acquisition rumors, for purposes of unaffected price analysis. (1) Revenue growth adjusted for Paya acquisition (2023). (2) Based on Factset. Reflects 3-year average of NTM / LTM EBITDA values; values greater than 75x or less than 0x excluded. (3) Shift4 revenue growth, EBITDA margin and EBITDA multiples based on CY22, CY23 and CY24 revenue and EBITDA figures pro forma for full year contribution from Finaro, SpotOn and Focus POS acquisitions; CY23 contribution calculated by annualizing full-quarter Q4 revenue and EBITDA contribution; CY22 contribution implied using Finaro, SpotOn and Focus POS CY23 growth rates of 15%, 20% and 20%, respectively. (4) Organic growth based on PF revenue disclosed by REPAY which had all acquisitions occur on January 1, 2020 and adjusted for Blue Cow divestiture. (5) Reflects RemainCo basis excluding contribution from Worldpay; cash balance includes impact of estimated $12bn net cash proceeds from Worldpay transaction.

10

BARCLAYS

Select Precedent Transactions

Select Precedent Transactions

	Announced Date	Acquiror	Target	Enterprise Value	NTM / LTM Rev. Growth	EBITDA Margin LTM	EBITDA Margin NTM	Enterprise Value Multiple: Revenue LTM	Revenue NTM	EBITDA LTM	EBITDA NTM
Post Market Peak	07/06/2023	GTCR[1]	Worldpay	$17,500	3%	38%	38%	3.7x	3.6x	9.8x	9.5x
Post Market Peak	04/21/2023	Brookfield	Network International Holdings	$2,792	16%	41%	41%	6.4x	5.5x	15.6x	13.3x
Post Market Peak	01/09/2023	Nuvei	Paya	$1,300	13%	26%	26%	4.7x	4.2x	18.2x	16.0x
Post Market Peak	10/28/2022	Sixth Street / BGH Capital[2]	Pushpay	$933	13%	27%	25%	4.3x	3.8x	16.1x	15.0x
	08/01/2022	GPN	EVO Payments	$4,133	15%	37%	38%	7.4x	6.6x	20.2x	17.6x
	04/22/2021	Deluxe	First American Payments Systems	$960	6%	20%	21%	3.3x	3.1x	16.4x	15.0x
	11/02/2020	Nexi[3]	Nets	$9,076	9%	36%	40%	7.4x	6.8x	20.4x	17.3x
	10/05/2020	Nexi	SIA	$6,294	5%	39%	39%	7.8x	7.4x	19.8x	18.7x
	02/03/2020	Worldline	Ingenico	$9,903	5%	20%	20%	3.0x	2.9x	15.3x	14.2x
	05/28/2019	Global Payments	Total System Services	$25,722	6%	34%	35%	6.3x	5.9x	18.4x	17.1x
	05/22/2019	Nuvei	SafeCharge International	$755	10%	27%	28%	5.5x	4.9x	20.3x	17.6x
	03/18/2019	FIS	Worldpay	$42,487	8%	49%	51%	10.6x	9.8x	21.7x	19.3x
	01/16/2019	Fiserv	First Data	$39,464	5%	38%	38%	4.5x	4.3x	12.0x	11.4x
	05/15/2018	Worldline	SIX Payments Services	$2,745	NA	NA	23%	NA	4.4x	27.1x	19.0x
	04/12/2018	Paysafe Group Plc	iPayment Holding	$1,000	5%	30%	31%	4.2x	4.0x	14.0x	13.0x
	12/18/2017	Total System Services	Cayan	$1,050	12%	28%	29%	7.7x	6.9x	27.6x	23.9x
	10/19/2017	First Data	BluePay	$760	~13%	~30%	~30%	6.7x	5.1x	~18.0x	~16.0x
	09/25/2017	Hellman & Friedman	Nets	$6,475	4%	36%	37%	5.3x	5.1x	14.8x	13.9x
	07/21/2017	CVC / Blackstone Group	Paysafe Group	$4,017	21%	30%	29%	4.0x	3.3x	13.4x	11.6x
	07/04/2017	Vantiv	Worldpay Group	$12,115	12%	42%	42%	7.9x	7.0x	18.8x	16.7x
	05/29/2017	First Data	CardConnect	$719	18%	23%	24%	4.4x	3.7x	19.0x	15.4x
	05/17/2017	North American Bancard	Total Merchant Services	$557	~5%	35%	NA	NA	NA	13.5x	12.5x
			1st Quartile		**5%**	**27%**	**25%**	**4.3x**	**3.8x**	**14.9x**	**13.4x**
			Median		**8%**	**35%**	**33%**	**5.4x**	**4.9x**	**18.2x**	**15.4x**
			Mean		**10%**	**33%**	**33%**	**5.8x**	**5.2x**	**17.7x**	**15.6x**
			3rd Quartile		**13%**	**38%**	**38%**	**7.4x**	**6.4x**	**20.3x**	**17.6x**
			Post Market Peak Mean		**11%**	**33%**	**33%**	**4.8x**	**4.3x**	**14.9x**	**13.5x**

Source: FactSet, Dealogic, Merger Market, Company Reports, Wall Street Research. Note: Statistics include estimates where applicable. (1) GTCR/Worldpay EV excludes contingent consideration; EBITDA inclusive of estimated dis-synergies and previously unallocated corporate & other costs. (2) Pushpay was acquired at a multiple of 16.7x based on the midpoint of the revised FY23 EBITDAF guidance of USD $56mm. (3) Multiples based on calendarized "Reported" metrics disclosed by Nexi.

11

BARCLAYS

DCF Analysis (Management Plan) Discounted Cash Flow Analysis(1) ($ in millions) Management Estimates ‘23-‘28 CY22A Q4 CY23E CY24E CY25E CY26E CY27E CY28E CAGR Reported Revenue $843 $311 $1,384 $1,593 $1,843 $2,117 $2,420 15% % Growth 16% 11% 15% 16% 15% 14% Adj. EBITDA $351 $111 $474 $570 $689 $822 $977 18% % Margin 42% 36% 34% 36% 37% 39% 40% % Growth 11% 11% 20% 21% 19% 19% Less: Amortization of acquired intangibles ($84) ($27) ($108) ($108) ($108) ($108) ($108) Less: Depreciation and other amortization ($18) ($9) ($42) ($64) ($92) ($127) ($145) Less: SBC (139) ($31) ($117) ($95) ($97) ($106) ($116) EBIT $111 $44 $208 $304 $392 $481 $608 31% Less Taxes (25%) (28) (11) (52) (76) (98) (120) (152) NOPAT $83 $33 $156 $228 $294 $361 $456 31% Plus: Amortization of acquired intangibles 27 108 108 108 108 108 Plus: Depreciation and other amortization 9 42 64 92 127 145 Less: CapEx (16) (83) (96) (111) (127) (145) Less: Change in NWC 1 (21) (29) (35) (40) (42) Unlevered FCF $55 $202 $275 $348 $429 $523 57% Equity Value Build Sensitivity Analysis Implied Enterprise Value Terminal Value as % of Total EV @ 11.5x Exit LTM EBITDA Mult. / 14.25% WACC LTM EBITDA Mult LTM EBITDA Mult 10.5x 11.5x 12.5x 10.5x 11.5x 12.5x $ Per Share % 13.50% $6,706 $7,225 $7,744 13.50% 81% 83% 84% PV of UFCF $1,234 $8.35 18% WACC 14.25% $6,506 $7,008 $7,510 WACC 14.25% 81% 82% 84% PV of TV 5,775 $39.08 82% 15.00% $6,314 $6,800 $7,286 15.00% 81% 82% 83% EV $7,008 $47.43 100% Implied EV / CY 24E EBITDA Implied Share Price (2) LTM EBITDA Mult LTM EBITDA Mult Net Debt (1,152) ($7.80) 10.5x 11.5x 12.5x 10.5x 11.5x 12.5x 13.50% 14.1x 15.2x 16.3x 13.50% $37.63 $41.07 $44.52 Equity Value $5,856 $39.64 WACC 14.25% 13.7x 14.8x 15.8x WACC 14.25% $36.30 $39.64 $42.97 Implied EV / CY24E EBITDA 14.8x 15.00% 13.3x 14.3x 15.4x 15.00% $35.00 $38.25 $41.48 Source: Company information; Management projections. (1) Analysis conducted on Management projections; Pro forma growth reflected for CY24-CY28. (2) As of Q3 2023 ending 9/30/2023. 12

Illustrative LBO Analysis

Assumptions

- Acquisition price of $28.80 per share (19% premium to current price of $24.25 as of 12/14/2023)
  - Implies ~$5.4bn Enterprise Value (11.4x EV / CY24 EBITDA)
- 5.0x net leverage structure based on LTM EBITDA of $432mm[1] as of 09/30/2023, resulting in new debt of $2,225mm
  - $1,113mm New Term Loan (2.5x Net), S+400bps, 0.50% Floor
  - $1,113mm New Secured Bonds (2.5x Net), 8.75% coupon
- Minimum cash of $100mm, tax rate of 25%
- Assumes transaction close on 9/30/2023, for illustrative purposes

Sources and Uses

($ in millions)

Sources	$	%
Term Loan	$1,113	19%
Secured Bonds	1,113	19%
Cash from B/S	121	2%
Philip Fayer Equity Stake[3]	808	14%
Other Equity (New and Rollover)	2,562	45%
Total Sources	**$5,716**	**100%**

Uses	$	%
Purchase Equity Value	$4,245	74%
Cash to B/S	100	2%
Refinance Existing Debt	1,243	22%
Transaction Fees + Other	128	2%
Total Uses	**$5,716**	**100%**

Pro Forma Capitalization

($ in millions)	Status Quo 9/30/23	Adj.	PF 12/31/23
Cash	**$121**	**($21)**	**$100**
Existing Debt			
Existing Reducing RCF	743	(743)	-
Existing Term Loan	500	(500)	-
Lease Liabilities	14	-	14
New Debt			
Term Loan	-	1,113	1,113
Secured Bonds	-	1,113	1,113
Summary Financials & Credit Statistics[2]			
Total Debt (incl. lease liabilities)	**$1,257**	**$982**	**$2,239**
Net Debt (incl. lease liabilities)	1,190	1,003	2,193
Total Debt (excl. lease liabilities)	$1,243	$982	$2,225
Net Debt (excl. lease liabilities)	1,176	1,003	2,179
LTM Adj. EBITDA[1]	$432		$432
Total Leverage (incl. lease liabilities)	**2.9x**		**5.2x**
Net Leverage (incl. lease liabilities)	2.8x		5.1x
Total Leverage (excl. lease liabilities)	2.9x		5.2x
Net Leverage (excl. lease liabilities)	2.7x		5.0x

Sensitivity Analysis

5.0x Net Leverage

LTM EBITDA	Enterprise Value – 5 YR Target IRR 20.0%	22.5%	25.0%	LTM EBITDA	Purchase Price[4] – 5 YR Target IRR 20.0%	22.5%	25.0%
10.5x	$5,766	$5,382	$5,045	10.5x	$31.30	$28.70	$26.42
11.5x	$6,141	$5,719	$5,347	11.5x	$33.83	$30.98	$28.47
12.5x	$6,517	$6,056	$5,650	12.5x	$36.37	$33.26	$30.52

5.5x Net Leverage

LTM EBITDA	Enterprise Value – 5 YR Target IRR 20.0%	22.5%	25.0%	LTM EBITDA	Purchase Price[4] – 5 YR Target IRR 20.0%	22.5%	25.0%
10.5x	$5,854	$5,481	$5,153	10.5x	$31.89	$29.37	$27.15
11.5x	$6,229	$5,818	$5,456	11.5x	$34.43	$31.65	$29.20
12.5x	$6,604	$6,155	$5,759	12.5x	$36.96	$33.92	$31.25

Source: Company materials. (1) LTM EBITDA as of 9/30/23 adjusted for Paya's EBITDA for pre-acquisition period. (2) Net debt excludes impact of $54mm of restricted cash as of 9/30/23. (3) Assumes Phil Fayer rolls 100% of his ~28mm shares. (4) Net leverage held constant at 5.0x and 5.5x where noted in sensitivity tables, respectively.

13

BARCLAYS

Premiums Paid Analysis ,— Based on ~600 technology transactions and 142 technology take-private transactions across the Americas, Europe, UK and Australia since 2018 ,— Analysis suggests acquisition premiums of approximately 25-50% relative to unaffected and close to the 52w high across take private transactions $23.00 10/23/2023 14% 23% 5% 42% 31% NZ$1.34 10/28/2022 13% 30% (30%) $9.50 9/28/2022 65% 65% (14%) (1%) (11%) 5-yr Median Recent PayTech $34.00 8/1/2022 24% 24% 0% Deals 5-yr Median Recent PayTech $11.00 2/15/2022 23% 50% (11%) Deals $57.00 12/17/ 2021 17% 42% 1% 52% 52% 12% 42% 41% 0% 34% 33% 23% 21% (5%) (20%) First Quartile Mean Median Third Quartile First Quartile Mean Median Third Quartile First Quartile Mean Median Third Quartile Source: FactSet. Market data as of 12/14/2023. Based on 600 technology transactions and 142 technology take-private transactions across the Americas, Europe, UK and Australia since 2018. Acquisition premium calculated based on offer price to trading prices one day prior to transaction unaffected date. Excludes all premiums >500. 14

Outline of Recommended Next Steps

Overview of Potential Next Steps and Recommendation ,— To the extent the MVS shareholders would like to explore a potential transaction with Aqua, at a more attractive valuation, or evaluate other potential partners, we would recommend sharing a very limited set of incremental financial data , Information would be shared under NDA , Information and/or access to management would be very limited and well defined, Allows Aqua, and any other potential parties, to provide a more informed indication, Allows for more expeditated engagement/discovery and limits a prolonged distraction ,— We would also recommend engaging with 3—6 additional parties to provide a basis for a broader comprehensive market check to help uncover all the potential options available to Neon , Considering 2—4 additional, highly-qualified Financial Sponsors, and 1—2 Strategics , Optimizing for a balance of breadth of engagement with confidentiality and efficiency, while limiting the distraction to your management team 15

Overview of Potential Partners for Neon

Overview of Potential Partners for Neon Market Statistics Market Statistics Stock Price (12/14/23) $125.69 Stock Price (12/14/23) $135.01 Equity Value $33,072 Equity Value $82,530 Plus Net Debt(1) 15,595 Plus Net Debt(1) 20,350 Enterprise Value $48,667 Enterprise Value $102,880 Operating Metrics & Multiples Operating Metrics & Multiples 2023E Revenue $8,674 5.6x 2023E Revenue $18,120 5.7x 2024E Revenue 9,297 5.2x 2024E Revenue 19,592 5.3x 2023E EBITDA $4,330 11.2x 2023E EBITDA $8,219 12.5x 2024E EBITDA 4,703 10.3x 2024E EBITDA 8,849 11.6x LTM Net Leverage 3.7x LTM Net Leverage 2.5x Source: FactSet, Company Information, Wall Street research. Market data as of 12/14/2023. (1) Includes $716mm and $652nmm of NCI for Global Payments and Fiserv, respectively. 16

Potential Sponsor Partners

Fund Name	Key Contacts	Latest Fund Size ($bn)	Select Investments
Advent International Global Private Equity	• Bo Huang	$25bn	xplor, planet, EBANX, medius, myPOS
Brookfield	• Ivan Peytchev • Dave Gregory	$28bn	magnati, Network
Nordic Capital	• Fredrik Naslund • Mohit Agnihotri	~$10bn	Trustly
Silver Lake	• Joe Osnoss	$19bn	globalpayments, MERCURY, Global Blue, CLUBESSENTIAL
TPG	• John Flynn • Ankush Sharda	$24bn	CCC, FREEDOMPAY, Government Brands
Vista Equity Partners	• Adrian Alonso • Jeff Wilson	$20bn	TransFirst
BainCapital	• Phil Loughlin • Colin Motely	~$12bn	worldpay, nexi, zellis
CARLYLE	• Patrick McCarter • Anna Tye	$22bn	zoominfo, COMDATA
Hellman & Friedman	• Ben Farkas • Johannes Korp	$20bn	nexi, nets, Edelman Financial Engines
KKR	• Chris Harrington	$19bn	First Data
THOMABRAVO	• Holden Spaht • Brian Jaffee	$32bn	Bottomline, coupa

Source: Company information, Dealogic, Pitchbook

17

BARCLAYS

Appendices

Wall Street Views on Neon

Research Analyst Summary

Recommendation



Hold
12%
Buy
88%

Price Targets



% vs. Current:
(22%)
7%
10%
65%
$24.25
$19.00
$26.00
$26.69
$40.00
Current
Min
Median
Mean
Max

Price Target History



# of Brokers
16 13 14 16 15 15 15 15 15 14 15 16 16
100%
50%
0%
% of Ratings
60
50
40
30
20
10
Price
$26.69
$24.25
Dec-22
Apr-23
Aug-23
Dec-23
Buy + Overweight
Hold
Sell + Underweight
Price
Target Price

Surprise History – LTM

Quarter	Revenue Surprise	EBITDA Surprise	Quarter Revenue Revision (1)	Quarter EBITDA Revision (1)	Medium-Term Revenue Growth (2)	Long-Term EBITDA Margin (2)	Share Price Reaction (3)
3Q23	↑ 0.5%	↑ 3.6%	↑ 0.3%	↑ 3.0%	15-20% → 15-20%	50%+ → 50%+	↑ 19.6%
2Q23	↑ 0.4%	↑ 2.5%	↑ 1.0%	↑ 2.6%	20%+ → 15-20%	50%+ → 50%+	↓ 38.7%
1Q23	↑ 1.3%	↑ 2.2%	↑ 1.8%	↑ 2.2%	20%+ → 20%+	50%+ → 50%+	↓ 14.8%

Merits and Considerations

- ✓ 'One-stop-shop' consolidator for merchants and a leader in terms of the breadth of payment methods
- ✓ Niche market leader in eCommerce, cross-border, and in regulated gaming
- × Operates in a highly regulated industry and any changes in regulations could impact operations (iGaming, online sports betting)
- × High exposure to discretionary spending in tough verticals

Source: Wall Street research, FactSet. Market data as of 12/14/2023. (1) Calculated as change between company forecast for quarter and reported actuals. (2) Shows Medium-Term revenue growth guidance and Long-Term EBITDA margin guidance before and after earnings; Neon defines "Medium-Term" as between three and five years and "Long-Term" as five to seven years. (3) Calculated as change in share price net of change in the S&P 500.

18

BARCLAYS

Illustrative Summary Paydown Analysis ($ in millions) Reported Revenue $843 $1,180 $1,384 $1,593 $1,843 $2,117 $2,420 15% % reported growth 40% 17% 15% 16% 15% 14% % PF growth 11% 11% 15% 16% 15% 14% Adj. EBITDA $351 $429 $474 $570 $689 $822 $977 18% % margin 42% 36% 34% 36% 37% 39% 40% % growth 22% 11% 20% 21% 19% 42% Less: Capital Expenditures (83) (96) (111) (127) (145) Less: Working Capital (21) (29) (35) (40) (42) Less: Net Interest Expense (191) (177) (173) (170) (168) Less: Cash Taxes (36) (53) (69) (84) (106) Levered Free Cash Flow $143 $215 $302 $400 $516 Less: Mandatory Debt Repayment (11) (11) (11) (11) (11) Less: Dividends — — - LFCF for Optional Debt Repayment $132 $204 $291 $389 $505 Beginning Cash Balance $137 $269 $473 $764 $1,153 Plus: LFCF for Optional Debt Repayment 132 204 291 389 505 Less: Optional Debt Repayment — — -Plus: Revolver Issuance — — - Ending Cash Balance $100 $269 $473 $764 $1,153 $1,658 Term Loan 1,113 1,099 1,087 1,076 1,065 1,054 Secured Bonds 1,113 1,113 1,113 1,113 1,113 1,113 Total Debt (excl. lease liabilities) $2,225 $2,211 $2,200 $2,189 $2,178 $2,167 Net Debt (2) $2,179 $1,996 $1,781 $1,479 $1,079 $563 Credit & Coverage Statistics LTM Adj. EBITDA $432 $474 $570 $689 $822 $977 (2) Total Debt (excl. lease liabilities) / Adj. EBITDA 5.2x 4.7x 3.9x 3.2x 2.6x 2.2x Net Debt (excl. lease liabilities) / Adj. EBITDA 5.0x 4.2x 3.1x 2.1x 1.3x 0.6x Adj. EBITDA / Net Interest Expense 2.5x 3.2x 4.0x 4.8x 5.8x Cumulative Free Cash Flow / Beginning Total Debt 0.0% 6.4% 16.1% 29.7% 47.7% 70.9% Source: Management projections. (1) Capital Structure / leverage as at the closing of transaction (End of Q3 2023E). (2) Net debt excludes impact of $54mm of restricted cash as of 9/30/23. 19

Weighted Average Cost of Capital Analysis

WACC Analysis

	Peer Betas (Mean)		Company Beta	
	Peer Capital Structure	Current Capital Structure	Peer Capital Structure	Current Capital Structure
Market Risk Premium (Rm-Rf)[1]	7.2%	7.2%	7.2%	7.2%
Multiply by: Levered Beta[2]	1.40	1.36	1.91	1.86
Unlevered Beta	1.08	1.08	1.47	1.47
Adjusted Market Risk Premium	10.0%	9.8%	13.7%	13.3%
Plus: Risk-free Rate of Return (Rf)[3]	4.2%	4.2%	4.2%	4.2%
Cost of equity (Ke)	14.2%	14.0%	17.9%	17.5%
Multiply by: E/(D+E)	71.5%	74.0%	71.5%	74.0%
Weighted Cost of Equity	**10.2%**	**10.3%**	**12.8%**	**13.0%**
Cost of debt (Kd)[4]	8.5%	8.5%	8.5%	8.5%
Tax Rate[5]	25.0%	25.0%	25.0%	25.0%
After-tax Cost of Debt	6.4%	6.4%	6.4%	6.4%
Multiply by D/(D+E), derived from D/E	28.5%	26.0%	28.5%	26.0%
Debt / Equity	39.9%	35.2%	39.9%	35.2%
Weighted Cost of Debt	**1.8%**	**1.7%**	**1.8%**	**1.7%**
WACC	**12.0%**	**12.0%**	**14.6%**	**14.6%**

Average: 13.3%

Peer Beta Benchmarking[2]

Company	Market Cap	Levered Beta	Unlevered Beta
Neon	**$3,572**	**1.86**	**1.47**
Adyen	$40,633	1.37	1.37
dLocal	4,865	2.09	2.09
Fiserv	82,530	0.98	0.80
FIS	36,004	1.09	0.76
Fleetcor	20,194	1.15	0.90
Global Payments	33,072	1.33	0.95
i3 Verticals	726	1.43	1.01
Paysafe	742	1.86	0.50
Repay	869	1.32	0.94
Shift4	5,759	1.81	1.46
Peer Mean	**$22,539**	**1.44**	**1.08**
Peer Median	**12,976**	**1.35**	**0.94**

Sources: Company filings, Management projections, Kroll, Bloomberg. Market data as of 12/14/2023, except Shift4. Shift4 market data as of 12/13/2023, the last unaffected day before GPN acquisition rumors. Note: Peer capital structure based on mean of equity value to total capitalization of peers. (1) Market risk premium reflects the arithmetic averages of long horizon expected equity risk premium (historical) large company stock total returns minus long-term government bond income returns from 1926 to 2022, per Kroll. (2) Unlevered beta based on raw weekly beta per Bloomberg for the 5-year period as of 12/14/2023. Peer levered beta reflects mean unlevered peer beta re-levered at the noted capital structure. (3) Yield on 20-yr U.S. Treasury yield as of 12/14/2023. (4) Illustrative cost of debt of Neon. (5) Reflects Neon's tax rate of 25% on projected basis.

20

BARCLAYS

Company Summary Call with Presentations / VDR SPA Projections Management Expert-Level Sessions Expected Materials / Meetings Requested • Management LRP • Pre-LOI Q&A session • Presentations on • Data room containing • Public-style purchase functional areas key Company agreement • “Base case” plan • Likely focused on (Tech, GTM, etc.) documents • 3-5 year forecast Financials • Provided at later • Presented as part of • Lighter-than-private stage of the process • Early (and limited) expert-level sessions company VDR • Quarterly preferred access to management team • Data driven / • Focuses on legal, confirmatory in nature taxes, insurance, and • Helps develop financial conviction ahead of LOI • Post NDA (standstill) • Post NDA (standstill) • Post LOI • Post LOI • Post LOI Source: Company Information. 21

Details on Select Strategic Buyers – Payments Majors

	globalpayments	fiserv.
Key Contacts	 **Cameron Bready** *President & CEO*  **Josh Whipple** *CFO*  **David Rumph** *EVP, CSO*	 **Frank Bisignano** *Chairman, President, CEO*  **Robert Hau** *EVP, CFO*  **Jim Case** *SVP, Corp Dev*
"Hot Buttons" / Strategic Rationale	• Closed the acquisition of EVO, and divestitures of Netspend and Pavilion – GPN is "back in the game" • Highly focused on vertical software assets with the ability to capture payments flows • Ability to extract synergies is a key consideration in M&A • Actively setting up short list of assets to pursue in coming months	• Highly focused on extracting revenue and cost synergies for new acquisitions • Disciplined approach to valuation • Have been focused on acquiring and scaling tuck-ins • Stability at senior management and senior CorpDev level, unlike many large cap peers
Select M&A	EVO Payments International *(Aug. 2022, $4.0bn)* mineraltree *(Sep. 2021, $500mm)* ZEGO *(May. 2021, $925mm)* SICOM *(Sep. 2018, $415mm)* AdvancedMD *(Aug. 2018, $700mm)*	Finxact *(Apr. 2022, $650mm)* Pineapple Payments *(May. 2021, $206mm)* First Data *(Jul. 2019, $21.5bn)* bluepay *(Oct. 2017, $760mm)*

Source: Company Information

22

BARCLAYS

Preliminary – Subject to Diligence and Further Review

Details on Select Strategic Buyers – Ability to Pay Analysis

($ in millions)	global payments				fiserv.		
	4.25x PF Gross Leverage			100% Cash	4.50x PF Gross Leverage		
Share Price	$24.00	$28.80	$35.00	$35.00	$24.00	$28.80	$35.00
Equity Purchase Price	**$3,535**	**$4,245**	**$5,162**	**$5,162**	**$3,535**	**$4,245**	**$5,162**
Plus: Net Debt (@ 9/30)[1]	1,152	1,152	1,152	1,152	1,152	1,152	1,152
Enterprise Value	**$4,687**	**$5,396**	**$6,314**	**$6,314**	**$4,687**	**$5,396**	**$6,314**
Buyer SQ LTM 9/30/23 Net Leverage	3.7x	3.7x	3.7x	3.7x	2.5x	2.5x	2.5x
PF Net Leverage	4.2x	4.2x	4.2x	4.7x	2.9x	3.0x	3.1x
PF Gross Leverage	4.3x	4.3x	4.3x	4.8x	3.0x	3.0x	3.1x
Buyer LTM 9/30/23 EBITDA	4,021	4,021	4,021	4,021	7,868	7,868	7,868
Neon LTM 9/30/23 EBITDA	432	432	432	432	432	432	432
Synergies (10% Neon Cost Basis)	91	91	91	91	91	91	91
PF LTM EBITDA	**$4,544**	**$4,544**	**$4,544**	**$4,544**	**$8,390**	**$8,390**	**$8,390**
Max PF Gross Debt[2]	19,310	19,310	19,310	21,608	37,757	37,757	37,757
Less: Buyer SQ Debt	(16,820)	(16,820)	(16,820)	(16,820)	(23,306)	(23,306)	(23,306)
Max Debt Issued	**$2,490**	**$2,490**	**$2,490**	**$4,788**	**$14,451**	**$14,451**	**$14,451**
Sources of Funds							
Balance Sheet Cash[3]	1,713	1,713	1,713	1,713	3,379	3,379	3,379
Incremental Debt	2,490	2,490	2,490	4,788	1,472	2,187	3,110
New Equity	655	1,365	2,283	-	-	-	-
Total Sources	**$4,858**	**$5,568**	**$6,485**	**$6,500**	**$4,851**	**$5,566**	**$6,489**
Uses of Funds							
Purchase Equity	3,535	4,245	5,162	5,162	3,535	4,245	5,162
Existing Neon Debt Retired	1,257	1,257	1,257	1,257	1,257	1,257	1,257
Transaction Fees[4]	66	66	66	81	60	64	70
Total Uses	**$4,858**	**$5,568**	**$6,485**	**$6,500**	**$4,851**	**$5,566**	**$6,489**
% Debt & Cash Funding	***87%***	***75%***	***65%***	***100%***	***100%***	***100%***	***100%***
% Neon S/H PF Ownership	***2%***	***4%***	***6%***	***0%***	***0%***	***0%***	***0%***

Source: FactSet, Company Information. Market data as of 12/14/2023. (1) Net Debt consists of $1,257mm Debt, $16mm in NCI, and $121mm in Cash & Cash Equivalents. (2) Max PF Gross Leverage computed based on PF LTM adjusted EBITDA, which includes illustrative $91mm of costs synergies (10% of Neon's 2024E cost basis). (3) Assumes post-transaction minimum cash balance of $350mm; includes Neon $121mm pre-transaction cash balance. (4) Assumes illustrative M&A fees of $50mm and 65% financing fees on new debt issued.

23

BARCLAYS

Disclaimer The following pages contain material that was provided to the Board of Directors (the “Board”) of NEON (the “Company”) by Barclays Capital Inc. (“Barclays”). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes. Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company or were obtained from publicly available sources (approved for Barclays’ use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Nothing in these materials shall be deemed to constitute a recommendation or investment, legal, tax, financial, accounting or other advice. Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays to the Board (in their capacity as directors and not in any individual capacity and is not for the benefit of any individual, including any individual officer, director, shareholder or any other person). These materials were not prepared for or intended for use by any individual for personal, family or household purposes nor were they prepared to comply with the disclosure standards under state and federal securities laws or any other applicable laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Board, none of the Company, Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board. These materials are not intended to provide the sole basis for evaluation of the proposed corporate transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed corporate transaction. Barclays has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or any other party to any corporate transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained herein do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Barclays’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company, the Board or any individual officer, director, shareholder or any other person. Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments or in other financial products and instruments. Unless otherwise expressly agreed or provided for in other applicable Barclays disclosures governing such corporate transactions or required by law or regulation, Barclays conducts these activities as principal and executes its principal transactions as an arm’s length counterparty. Barclays does not act as a fiduciary in relation to these corporate transactions. These materials do not constitute investment advice nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any corporate transaction described herein. Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2023 (all rights reserved). 24